SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Investment Managers Series Trust II

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: $0

[ ]	Fee paid previously with preliminary materials. N/A

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

Dear All,

We want to make you aware that your clients that hold shares in the Fiera Capital Emerging Markets Fund (the “Fund”) as of the record date of May 7, 2021, will receive proxy materials on or about June 8, 2021 regarding the Special Meeting of Shareholders slated for July 7, 2021.

The materials include a proxy statement with detailed information about the proposal and a proxy card that shareholders can sign and return in a postage paid envelope. The materials will also provide instructions on how shareholders can vote by telephone or through the Internet. You can access the materials by visiting www.okapivote.com/FieraEMFund. Shareholders will be asked to vote on the following proposal:

Proposal 1: Approval of an Agreement and Plan of Reorganization providing for (i) the transfer of all of the assets of the Fiera Capital Emerging Markets Fund (the “Acquired Fund”) to the Sunbridge Capital Emerging Markets Fund (the “Acquiring Fund”), a newly created series of Investment Managers Series Trust II (“IMST II”), in exchange for (a) shares of the Acquiring Fund with an aggregate net asset value (“NAV”) per class equal to the aggregate NAV of the corresponding class of shares of the Acquired Fund, and (b) the Acquiring Fund’s assumption of all of the liabilities of the Acquired Fund, followed by (ii) the liquidating distribution by the Acquired Fund to its shareholders of the shares of the Acquiring Fund received in the exchange in proportion, on a class-by-class basis, to the shareholders’ respective holdings of shares of the Acquired Fund.

The Board of Trustees recommends that shareholders vote “For” the Proposal.

Please note that your clients may receive a telephone solicitation in connection with this Special Meeting from Okapi Partners, the Fund’s proxy solicitor. However, we are committed to helping you maintain your client relationships while we carry out our required solicitation process. To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.

• Please ask your clients to vote as soon as possible. Instructions on how they can vote, over the phone, by internet or by mail will be detailed on the proxy card they receive. Explain that their vote is critical no matter how many shares they own.

• If you have discretion to vote on behalf of your clients, we can take direction via email from you and get your client’s shares voted quickly and easily, provided they are listed in Okapi’s database. All we would need is an email sent to FieraEMFund@okapipartners.com stating “I am authorized to vote on the listed accounts”, and how you would like those shares voted. For example, “Vote with Board Recommendation for all proposals”. We would just need a spreadsheet with clients’ names and addresses.

• If you do not have discretion to vote on behalf of your clients, we can also take the same voting directions via email directly from your client (also provided they are listed in Okapi’s database). Please have them e-mail FieraEMFund@okapipartners.com, confirming their name, address and the direction of their vote.

• If your clients are not in the Okapi database, they can vote via phone, internet, or mail if they have their proxy card. If they do not have their proxy card, Okapi will work with the shareholder to ensure they can vote their shares

• Okapi Partners will need to continue to contact shareholders until the necessary vote is attained.

• If you or your clients have any questions, please provide this toll-free number for more information: (877) 259-6290. Agents are available to answer questions or to record voting instructions Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Time. The voting process is quick and easy and will require only a couple minutes of their time.

Please feel free to reach out to me if you have any questions. Thanks.

Regards,

Fiera Capital